Exhibit (a)(5)(B)

Planet Payment, Inc. Announces Final Results of Its Modified Dutch Auction Tender Offer

LONG BEACH, New York, April 12, 2016 — Planet Payment, Inc. (“Planet Payment” or the “Company”) (NASDAQ: PLPM), today announced the final results of its modified “Dutch auction” tender offer, which expired at 11:59 p.m., New York City Time, on April 11, 2016.  The Company will purchase 3,865,657 shares of its common stock at a purchase price of $3.60 per share, for an aggregate purchase price of $13,916,365, excluding fees and expenses relating to the tender offer.  The 3,865,657 shares accepted for purchase in the tender offer represent approximately 7.46% of the Company’s issued and outstanding shares of common stock as of February 29, 2016.

Payment for shares accepted for purchase will be made promptly by Computershare Trust Company, N.A., the depositary for the tender offer.

Craig-Hallum Capital Group LLC is serving as the dealer manager for the tender offer, Georgeson is serving as the information agent for the tender offer, and Computershare Trust Company, N.A. is acting as the depositary for the tender offer. Stockholders who have questions or would like additional information about the tender offer should contact the information agent by telephone at (866) 628-6079 (toll-free), or in writing to: 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310.

Forward Looking Statements

This press release contains forward-looking statements that are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in the future, which assumptions may or may not be fulfilled in practice. These statements include, but are not limited to, the payment for shares accepted for purchase.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all; regulatory changes and changes in card association regulations and practices; changes in domestic and international economic conditions; and changes in volume of international travel and commerce and others; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  Additional risks may arise with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today’s date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

About Planet Payment, Inc.

Planet Payment is a provider of international payment and transaction processing and multi-currency processing services. We provide our services in 21 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 70 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services, are integrated within the payment card transaction flow, enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For investor relations, please visit http://ir.planetpayment.com/.

CONTACT: Planet Payment, Inc.

David R. Fishkin (Vice President, Corporate Counsel and Secretary)

Tel: + 1 516 670 3200

www.planetpayment.com